AMENDMENT NO. 4
                                       TO
                           LOAN AND SECURITY AGREEMENT

     THIS AMENDMENT NO. 4 ("Amendment") is entered into as of March 24, 1997, by and among American Buildings Company, a corporation organized under the laws of the State of Delaware ("Borrower") and LaSalle Business Credit, Inc. (successor-in-interest to StanChart Business Credit, Inc.), as agent ("Agent") for itself and the various other financial institutions as may hereafter become parties to the Loan Agreement (as defined below) (collectively, the "Lenders" and individually, each a "Lender") and LaSalle as "Agent" for the Lenders.

                                   BACKGROUND

     Borrower, Agent and Lenders are parties to a Loan and Security Agreement dated as of January 19, 1993 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lenders provide Borrower with certain financial accommodations.

     Borrower has requested that Agent and Lenders amend the Loan Agreement and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

     NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

     2. Amendment to Loan Agreement. Subject to satisfaction of the conditions precedent set forth in Section 3 below, the Loan Agreement is hereby amended as follows:

          (a) Section 1.2 of the Loan Agreement is hereby amended as follows:

               (i) the following defined term is added in its appropriate alphabetical order:

     "AMENDMENT DATE" shall mean March 24, 1997.


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               (ii) the following defined term is amended in its entirety to provide as follows:

                    "DEBT SERVICE COVERAGE RATIO" shall mean, with respect to any applicable fiscal period (without duplication), the ratio of (a) EBITDA to (b) current maturities of long term debt and capitalized leases scheduled to be paid during such period plus interest expenses paid during such period.

          (b) Section 2.8(A) of the Loan Agreement is amended in its entirety to provide as follows:

                    "(A) RATE, REVOLVING LOANS. Prime Loans shall bear interest, on the Daily Balances owing, at a rate per annum (the "Revolving Prime Rate") equal to the Reference Rate, payable monthly in arrears on the first Business Day of each month for the preceding month. Eurodollar Loans shall bear interest, on the Daily Balances owing, at a rate per annum (the "Revolving LIBOR Rate") equal to two percentage points (2.0%) above the Eurodollar Rate, payable in arrears at the end of the applicable Interest Period, provided, however, that with respect to Eurodollar Loans with an Interest Period of six months, interest shall be payable in arrears both at the end of the three (3) month anniversary of such Eurodollar Loan and at the end of the Interest Period, without duplication."

          (c) Section 2.10 of the Loan Agreement is amended in its entirety to provide as follows:

     "2.10 LOCKBOX; CREDITING COLLECTIONS.

          On or before the Closing date, Borrower shall establish depository account ("Depository Account") and lock box ("Lockbox") arrangements acceptable to the Lenders at banks acceptable to the Lenders ("Collecting Banks") and, to the extent requested by Agent at any time thereafter, invoices issued by Borrower after such request shall direct Account Debtors to send their payments directly to the post office box established by the aforesaid Lockbox arrangement or to a Depository Account. Such Lockbox and Depository Account arrangements will provide that Collecting Banks have no right of setoff against such Lockbox or Depository Account, and the Depository Account shall be in the name of Agent or in the name of Borrower if Agent has obtained a perfected security interest in such Lockbox and Depository Accounts. If Borrower receives any payments from any Account Debtor, Borrower hereby agrees that all such payments shall be the sole

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          and exclusive property of the Lenders for application to the outstanding Revolving Loans, and Borrower shall hold such payments in trust as the Lenders' trustee and immediately deliver said payments to Borrower's Depository Account. For purposes of calculating interest payable hereunder, the receipt of any check, wire transfer or other item of payment by Agent shall not be considered a payment on account until the date the same is honored by Agent's depositary bank with respect thereto and final settlement thereof is reflected by irrevocable credit to Agent's account in such bank. For purposes of calculating Revolving Loan Availability, each such item of payment shall be considered a payment on account on the date of receipt by Agent's depository bank. Notwithstanding the foregoing, so long as Excess Revolving Loan Availability is equal to or greater than $10,000,000 at all times or such lower amount that Agent in its sole discretion may determine, payments from Account Debtors may be received directly by Borrower, Borrower shall not be required to direct Account Debtors to send their payments to the box or a Depository Account and any payments received in such post office box or Depository Account may be delivered directly to Borrower."

          (d) The first sentence of Section 3.1(A) of the Loan Agreement is amended in its entirety to provide as follows:

          "This Agreement shall have a term (the "Initial Term") commencing on the Effective Date and expiring on January 31, 1999. Upon notice by Agent to Borrower, the term of this Agreement shall be renewed for successive periods of one (1) year (each a "Renewal Term"). Notice of such renewal shall be effectuated by providing Notice in the manner set forth in Section 17 not less than thirty (30) days prior to the effective date of such renewal (which date may only be at the end of the Initial Term or the end of any Renewal Term)."

          (e) Section 3.2 of the Loan Agreement is amended in its entirety to provide as follows:

     "3.2 PREPAYMENT; TERMINATION.

          Borrower may borrow, repay and reborrow Revolving Loans subject to the terms of this Agreement. Subject to the terms of this Section 3.2, Borrower may, at any time, on one hundred and twenty (120) days written notice, prepay in full the Loans and terminate this Agreement by paying to Agent, for the ratable benefit of the Lenders, in cash or by a wire transfer of immediately available funds, the Obligations. If any Letters of Credit are

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          outstanding on the effective date of termination, Borrower shall deliver to Agent cash collateral or back-up letters of credit in an amount equal to the aggregate undrawn face amount of such Letters of Credit (plus the projected amount of all fees associated therewith). Borrower and the Lenders acknowledge and agree that, as a direct and proximate result of the prepayment and termination of this Agreement under any circumstances, the Lenders will suffer a loss in an amount which is difficult to calculate and determine with certainty and, therefore, as a result of Borrower's and each of the Lender's reasonable endeavor to ascertain and agree in advance as to the amount necessary to compensate the Lenders for said loss, Borrower agrees to pay to Agent for the ratable benefit of the Lenders in cash or by wire transfer of immediately available funds, in addition to the other Obligations, an aggregate prepayment fee calculated as a percentage of the Maximum Revolving Credit Facility as follows:

            FEE AS A
         PERCENTAGE OF
    MAXIMUM REVOLVING CREDIT
     FACILITY AND TERM LOAN             IF PREPAID
   -------------------------            ----------

               1%                 Any time on or before the first
                                  anniversary of the Amendment
                                  date.

              1/2% Any time after the first anniversary of the Amendment date, but on or before the second anniversary of the Amendment date.

          In the event that the Agent, any Lender or any Participant requests reimbursement or compensation for a sum greater than $100,000 in the aggregate under Section 2.15 and/or under Section 2.17, in either case, as a result of the occurrence of any event described in Section
          2.15 or 2.17 which is applicable only to any or all of the Agent, Lenders and Participants, and not to financial institutions generally, then, at any time on or after the date on which such request is made, Borrower may pay the Obligations in full without payment of any prepayment fee."

          (f) Section 8.13 of the Loan Agreement is amended in its entirety to provide as follows:

               "8.13 DISTRIBUTIONS. Purchase, redeem or retire any of its capital stock of any class, whether now or hereafter outstanding, pay, directly or indirectly, any

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          cash, stock or other securities or property dividends or distributions to its shareholders (or relatives thereof) or issue any stock or other securities except (a) as described on Schedule 7.13, (b) stock and stock options issued to Borrower's and its Subsidiaries' senior management employees as described in Section 7.14, (c) dividends to Borrower from any Subsidiary, (d) issuance by Borrower of equity securities provided that no such issuance shall constitute or result in a Change of Control and (e) so long as no Event of Default has occurred or would exist after giving effect thereto, Borrower may purchase, in addition to the 1,000,500 shares previously purchased by Borrower, an additional 999,500 shares in the aggregate of its own common stock that is designated treasury stock."

     (g) Sections 11.1, 11.2, 11.3 and 11.5 of the Loan Agreement are amended in their entirety to provide as follows:

          "11.1 TANGIBLE NET WORTH. Borrower shall maintain at all times
                Tangible Net Worth in an amount of not less than Thirty Million Dollars ($30,000,000), plus an amount equal to ninety percent (90%) of Borrower's Net Income (but not decreased for losses) for the fiscal quarter then ending, minus the amount utilized by Borrower to purchase up to two million (which amount includes the 1,000,500 shares previously purchased by Borrower) in the aggregate of its own common stock."

          "11.2 DEBT SERVICE COVERAGE. Borrower shall maintain as at the end of each fiscal quarter a Debt Service Coverage Ratio of not less than 10.0 to 1.0 measured on a rolling four quarter basis."

          "11.3 EBITDA. Borrower shall maintain as at the end of each fiscal year, commencing with the fiscal year ending December 31, 1997, EBITDA of at least $21,000,000."

          "11.5 CAPITAL EXPENDITURES. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures in any Fiscal Year in excess of (a) with respect to the Fiscal Year ended December 31, 1997, the sum of Ten Million Dollars ($10,000,000) and (b) with respect to the Fiscal Year ending December 31, 1998 and each Fiscal Year commencing thereafter, the sum of (i) Three Million Dollars ($3,000,000) plus (ii) the aggregate amount of depreciation reported by Borrower and its Subsidiaries for such Fiscal Year on their consolidated federal income tax returns."

     (h) The first parenthetical in Section 14.1 of the Loan Agreement is amended in its entirety to provide as follows:

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            "(except the fees set forth in Section 2.9(D))"

     3. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent: Agent shall have received
(i) four (4) copies of this Amendment executed by Borrower and consented and agreed to by Guarantors,(ii) a guaranty of the Obligations by AMT/Beamon Corporation, and (iii) such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Agent and Lenders or their counsel, each of which shall be in form and substance satisfactory to Agent, Lenders and their counsel.

     4. Representations and Warranties. Borrower hereby represents and warrants as follows:

          (a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

          (b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

          (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

          (d) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement.

     5. Effect on the Loan Agreement.

          (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

          (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

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     6. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

     7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     8. Counterparts. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.


                                          AMERICAN BUILDINGS COMPANY,
                                           Borrower

                                          By: /s/ ROBERT T. AMMERMAN
                                             ----------------------------------
                                          Name:  Robert T. Ammerman
                                          Its:   President


                                          LASALLE BUSINESS CREDIT, INC.,
                                          as Agent and Lender

                                          By: /s/ ERNEST J. ABATI
                                             -----------------------------------
                                          Name:  Ernest J. Abati
                                          Its:   Vice President


Acknowledged and Agreed to by
each of the following Guarantors:

ABC TRANSPORTATION COMPANY

By:  /s/ R. CHARLES BLACKMON
   ------------------------------
Name:R. Charles Blackmon
Its: Assistant Secretary


ABC BROKERAGE CO.

By:  /s/ R. CHARLES BLACKMON
   ------------------------------
Name: R. Charles Blackmon
Its:  Assistant Secretary

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